Exhibit 10.1

SPARTAN MOTORS, INC.

MANAGEMENT SEVERANCE PLAN

____________________________________________________________________

TABLE OF CONTENTS

Section 1.     Introduction     1

1.1.     Purpose.     1

1.2.     Effective Date.     1

Section 2.     Definitions and Construction     2

2.1.     Definitions.     2

2.2.     Gender and Number.     3

2.3.     Section 409A     3

Section 3.     Participation by Eligible Managers     4

3.1.     Generally.     4

3.2.     Participation Agreement Required.     4

Section 4.     Severance Benefits     5

4.1.     Basic Severance Benefits.     5

4.2.     COBRA Benefits.     6

4.3.     Equity Awards     7

4.4.     Outplacement Services     8

4.5.     Qualifying Termination.     8

Section 5.     Covenants     9

5.1.     Generally.     9

5.2.     Noncompetition.     9

5.3.     Interference with Business Relations.     9

5.4.     Proprietary and Confidential Information.     10

5.5.     Nondisparagement     10

5.6.     Cooperation     10

5.7.     Claw-back     11

Section 6.     Release     12

6.1.     Generally.     12

6.2.     Time Limit for Providing Release.     12

Section 7.     Nature of Participant’s Interest in the Plan     13

7.1.     No Right to Assets.     13

7.2.     No Right to Transfer Interest.     13

7.3.     No Employment Rights.     13

7.4.     Withholding and Tax Liabilities.     13

Section 8.     Administration, Interpretation, and Modification of Plan     14

8.1.     Plan Administrator.     14

8.2.     Powers of the Administrator.     14

8.3.     Finality of Committee Determinations.     14

8.4.     Incapacity.     14

8.5.     Amendment, Suspension, and Termination.     14

8.6.     Power to Delegate Authority.     15

8.7.     Headings.     15

8.8.     Severability.     15

8.9.     Governing Law.     15

8.10.     Complete Statement of Plan.     15

Section 9.     Claims and Appeals     16

9.1.     Application of Claims and Appeals Procedures.     16

9.2.     Initial Claims.     16

9.3.     Appeals.     17

9.4.     Other Rules and Rights Regarding Claims and Appeals.     18

9.5.     Interpretation.     18

Section 1.     Introduction

1.1.     Purpose.

The Plan is an unfunded severance plan maintained primarily for the purpose of providing severance benefits to a select group of key management employees

1.2.     Effective Date.

The Plan is effective as of July 26, 2017.

Section 2.     Definitions and Construction

2.1.     Definitions.

When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)	“Across the Board Change” means any change affecting more than fifty percent (50%) of the Company’s employees.

(b)	“Administrative Committee” means the Spartan Motors, Inc. Board of Directors Human Resources & Compensation Committee.

(c)	“Cause” has the meaning provided in Section 4.5(b).

(d)	“CEO” means the Chief Executive Officer of the Company.

(e)	“Change in Control” means a Change in Control of the Company as defined in the Spartan Motors, Inc. Leadership Compensation Plan.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)

“Company” means Spartan Motors, Inc., and any successor to Spartan Motors, Inc. Employment with the Company includes employment with any corporation, partnership, or other organization that would, if applicable, be aggregated with the Company under sections 414(b) and (c) of the Code.

(h)	“Effective Date” means January 1, 2017.

(i)	“Eligible Manager” means a common law W-2 employee of the Company who is designated by the Administrative Committee, who is a Section 16 Officer , to be eligible to participate in the Plan.

(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)

“Participant” means an Eligible Manager who is eligible to participate in the Plan under Section 2. All Participants will be listed on Exhibit B with their respective participation date, as determined by the Board of Directors of the Company, except to the extent that the Board has delegated such authority to the Compensation Committee, the CEO, or another person or committee.

(l)	“Participation Agreement” has the meaning provided in Section 3.2.

(m)	“Plan” means the Spartan Motors, Inc. Management Severance Plan as set forth in this document.

(n)	“Qualifying Termination” has the meaning provided in Section 4.5

(o)	“Section” means a section of this Plan and any subsections of that section.

(p)	“Section 409A” means section 409A of the Code.

(q)	“Severance Benefit” has the meaning provided in Section 4.1.

(r)

“Severance Coverage Period” is, with respect to a Participant, the period of severance specified in the Participant’s Participation Agreement. For purposes of this Plan, each Participant will be designated as a Group A or a Group B Participant. Group A Participants are provided with an 18-month Severance Coverage Period, and Group B Participants are provided with a 12-month Severance Coverage Period. Unless designated otherwise in any Participation Agreement, Group A will include the CEO of the Company (if he or she is otherwise designated and meets the participation requirements), and Group B will include all other Participants.

2.2.     Gender and Number.

Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.

2.3.     Section 409A

Payments under the Plan are intended to be exempt from, or in compliance with, Section 409A, and the Plan will be interpreted to achieve this result. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under this Plan.

Section 3.     Participation by Eligible Managers

3.1.     Generally.

An employee of the Company becomes eligible to participate in the Plan upon the later of (a) the date on which the Administrative Committee designates the employee as an Eligible Manager and (b) the date on which the Company and the employee execute a Participation Agreement in accordance with Section 3.2.

3.2.     Participation Agreement Required.

No employee will be eligible to receive a benefit under this Plan unless the employee and the Company execute a Participation Agreement containing such terms as shall be determined by the Administrative Committee. The executed Participation Agreement will constitute an agreement between the Company and the employee that binds both of them to the terms of the Plan, as amended, and will bind their heirs, executors, administrators, successors, and assigns, both present and future.

Section 4.     Severance Benefits

4.1.     Basic Severance Benefits.

A Participant who has a Qualifying Termination is entitled to a Severance Benefit in the amount described in subsection (a), which is paid in the time and form specified in subsection (b), and is conditioned upon the Participant’s timely execution of a release as provided in Section 6.

(a)	Amount. The Participant’s Severance Benefit will include the Participant’s base salary and bonus award as follows—

(1)

Base Salary. The Participant’s Severance Benefit includes the Participant’s base salary (at the rate in effect immediately prior to the Participant’s Qualifying Termination, or if greater, the rate in effect at any time within 180 days prior to the Participant’s Qualifying Termination) for the Participant’s Severance Coverage Period.

(2)

Bonus Award. If the threshold is satisfied for bonus eligibility under the Company’s annual cash incentive plan for the Company’s fiscal year in which the Qualifying Termination occurs, the Participant’s Severance Benefit will include the following bonus award: a pro-rata portion of the target incentive under the Company’s annual cash incentive plan for the measurement period during which the Qualifying Termination occurs, which is equal to the target incentive for the period multiplied by a fraction, the numerator of which is the number of complete calendar months that elapsed from the beginning of the incentive measurement period until the Participant’s Qualifying Termination, and the denominator of which is the total number of complete calendar months in the incentive measurement period.

(b)	Time and Form of Payment. If a Participant is entitled to a Severance Benefit, the Severance Benefit will be paid as follows—

(1)

In General. Except as otherwise provided in paragraph (2) or (3), below, (A) the base salary portion of a Participant’s Severance Benefit will be paid during the Severance Coverage Period (in equal installments) on every other Friday, except that payments otherwise to be made before the 60th day following the Participant’s Qualifying Termination date will be paid on the second Friday following the 60th day following the Participant’s Qualifying Termination date and continuing on the schedule for the duration of the payments, and (B) the bonus award portion of the Participant’s Severance Benefit will be paid, in a lump sum, after the end of the calendar year in which the Qualifying Termination occurs and on the first April 1 following the end of such calandar year.

(2)

Qualifying Termination Related to a Change in Control. If the Participant’s Qualifying Termination occurs in anticipation of, or is related to, a Change in Control (or any corporate transaction of change in the Board of Directors), the terms of this Plan will not be adjusted and any such benefits will be determined as provided in this Plan. The Change of Control provisions applicable to this Plan are as set forth in the Spartan Motors leadership Team Compensation Plan.

(3)	Time of Payment under Section 409A. To comply with Section 409A (or to be exempt, as the case may be) —

(A)

Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment must, for purposes of this Plan, be contingent on a “separation from service” within the meaning of Section 409A.

(B)

Notwithstanding anything to the contrary contained herein, if, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid on the second Friday in the seventh month following the Participant’s separation from service.

4.2.     COBRA Benefits.

If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Company will provide the Participant with COBRA benefits as follows—

(a)

Amount. During the Severance Coverage Period (but not for more than 18 months), if the employee enrolls under COBRA, the Company will pay a portion of the Participant’s premiums for any benefits under COBRA equal to the portion of such benefit premiums (if any) that the Company would have paid with respect to the Participant had the Participant continued employment with the Company in the same position held by the Participant at the time of his or her Qualifying Termination (with the Company’s share and the Participant’s share varying consistently on a pro rata basis with cost sharing adjustments for active employees). Notwithstanding the previous sentence, the Company reserves the right to modify, amend, or terminate, at any time, any Company benefit plan to the extent permitted under the terms of the plan and applicable law.

(b)

Time of Payment. The Company’s portion of each month’s premium will be paid on the first day of each month, except that payments may be delayed pending the Participant’s execution of a release in accordance with Section 6. For purposes of Section 409A, payments under this Section will not be made by the Company after 18 months after the separation from service, or if otherwise would be noncompliant with Section 409A.

4.3.     Equity Awards

If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Participant’s awards, if any, under the Spartan Motors, Inc. 2016 Stock Incentive Plan (the “Stock Incentive Plan”) will be treated as follows, subject to the terms of the Stock Incentive Plan:

(a)

Stock Options and Stock Appreciation Rights. Each of the Participant’s stock options and stock appreciation rights that is outstanding on the date of the Participant’s Qualifying Termination shall be vested and, unless otherwise provided in the applicable award agreement, be exercisable until the six month anniversary of the Participant’s Qualifying Termination (but no later than the earlier of the 10th anniversary of the date the award was granted or the expiration date of the award as specified in the award agreement).

(b)

Restricted Stock Awards. The restrictions shall lapse, and the award shall be fully vested, with respect to each of the Participant’s Restricted Stock Awards (as defined in the Stock Incentive Plan) that is outstanding on the date of the Participant’s Qualifying Termination.

(c)

Non-Performance-Based Restricted Stock Unit Awards. Each of the Participant’s Restricted Stock Unit Awards (as defined in the Stock Incentive Plan) that are not based on performance measures and that are outstanding on the date of the Participant’s Qualifying Termination shall vest on the date of the Participant’s Qualifying Termination.

(d)

Performance-Based Restricted Stock Unit Awards. A pro-rated portion of each of the Participant’s Restricted Stock Units that are based on performance measures and that are outstanding on the date of the Participant’s Qualifying Termination shall be paid at the same time the award would have been paid if the Participant had not incurred a Qualifying Termination (subject to any provision of the award agreement that applies on account of a change in control, as determined under such agreement). Such prorated portion shall equal the total amount that would have been paid absent the Participant’s Qualifying Termination (if any) multiplied by a fraction, the numerator of which is the total number of full calendar months during the performance period that ended on or before the Participant’s Qualifying Termination, and the denominator of which is the total number of full calendar months in the performance period.

Notwithstanding anything to the contrary contained in this Section 4.3, if the provisions of this Section 4.3 shall cause a violation of Section 409A, including if an accelerated vesting event causes the existence of deferred compensation under Section 409A where such deferral results in noncompliance with Section 409A, then any payout shall be adjusted to comply with Section 409A.

4.4.     Outplacement Services

If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Company will provide the Participant with reasonable outplacement services during the Severance Coverage Period, but in no event later than the end of the 18th complete calendar month after a Qualifying Termination. All reimbursements will be made in the year in which the expense is incurred and will be subject to a maximum of $10,000.00 per year with no carryovers among years.

4.5.     Qualifying Termination.

(a)	A Participant has a Qualifying Termination if his or her employment with the Company is terminated—involuntarily by the Company for any reason other than for Cause.

(b)

Cause. “Cause” means, as determined by the Administrative Committee in its discretion, fraud, embezzlement, a conviction of a felony, a material violation of the Company’s code of conduct, a willful and continual failure after notice to substantially perform his duties (other than failure resulting from the Participant’s incapacity due to physical or mental illness).

Section 5.     Covenants

5.1.     Generally.

Each Participant will agree to the covenants set forth in Section 5.2 through 5.7 as outlined below. Failure to comply with these covenants shall result in a loss of and recoupment of severance benefits as outlined in section 5.7 below.

5.2.     Noncompetition.

(a)

Prohibited Conduct. During the period of a Participant’s employment with the Company, and for the Participant’s Severance Coverage Period, the Participant will not, without the prior written consent of the CEO (or the Board or the Compensation Committee if it pertains to the CEO) —

(1)     personally engage in Competitive Activities (as defined below); or

(2)

work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Participant’s mere purchase or holding, for investment purposes, of securities of a publicly-traded company will not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as Participant’s equity interest in any such company is less than 5% of its outstanding shares.

(b)

Competitive Activities. “Competitive Activities” means business activities, for anywhere in North America, which, in whole or in part, are in competition with the Company and its divisions, subsidiaries, affiliates and joint ventures as of the date that employment with the Company terminates. If the scope of the obligations contained in this Section 5.2 is determined to exceed that which may be enforceable under applicable law, the scope of these obligations will be reformed to provide for enforcement to the maximum extent permitted under applicable law. The Participant will bear the burden of proving the scope of the maximum enforceable obligations under applicable law and that the activities in which he or she has engaged do not exceed such maximum enforceable obligations.

5.3.     Interference with Business Relations.

During the period of the Participant’s employment with the Company, and for the Participant’s Severance Coverage Period, Participant will not, without the prior written consent of the CEO—

(a)	recruit or solicit any employee of the Company for employment or for retention as a consultant or service provider;

(b)

hire or participate (with another company or third party) in the process of hiring (other than for the Company) any person who is then an employee of the Company, or provide names or other information about Company employees to any person or business (other than the Company) under circumstances that could lead to the use of that information for purposes of recruiting or hiring;

(c)	interfere with the relationship of the Company with any of its employees, agents, or representatives;

(d)

solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company or (2) to divert any business of such customer or prospect from the Company; or

(e)

otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, or employees.

5.4.     Proprietary and Confidential Information.

The Participant will at all times preserve the confidentiality of all proprietary information and trade secrets of the Company, except to the extent that disclosure of such information is legally required. “Proprietary information” means information that has not been disclosed to the public and that is treated as confidential within the business of the Company, such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information and data; identities of users and purchasers of the Company’s products or services; and other confidential matters pertaining to or known by the Company, including confidential information of a third party that Participant knows or should know the Company is bound to protect.

5.5.     Nondisparagement

The Participant will at no time make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Company or its officers, directors, employees and agents.

5.6.     Cooperation

The Participant will cooperate with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. In addition, the Participant will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Participant’s employment hereunder, provided that such cooperation does not materially interfere with the Manager’s then current employment, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

5.7.     Claw-back

If the Participant breaches any of the covenants set forth in this Section 5, or if it is finally determined that the Participant was responsible for a material financial misstatement or misrepresentation relative to the Company’s financial statements, reporting, or disclosure obligations, the Company will have no further obligation to pay to the Participant any benefit under the Plan, and the Participant will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Participant under the Plan. The Participant also agrees that he/she will pay all of the Company’s costs and all attorney fees incurred for having to enforce the provisions of this Section 5.

Section 6.     Release

6.1.     Generally.

A Participant will not be entitled to any benefits under this Plan unless, at the time of the Participant’s Qualifying Termination, he or she executes and does not subsequently revoke a release satisfactory to the Company releasing the Company, its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims the Participant or his or her successors and beneficiaries might then have against them (excluding any claims the Participant might then have under this Plan or any employee benefit plan sponsored by the Company). The release will be substantially in the form that is attached as Exhibit A to the Plan and have a revocation period of no more than 7 days unless otherwise required by law.

6.2.     Time Limit for Providing Release.

A Participant will execute and submit the release to the Company within 30 days after the date of the Participant’s Qualifying Termination. However, if the Participant has a Qualifying Termination in connection with an exit incentive or other employment termination program offered to a group or class of employees, the Participant will have 50 days after the Participant terminates employment to execute and submit the release to the Company.

Section 7.     Nature of Participant’s Interest in the Plan

7.1.     No Right to Assets.

Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

7.2.     No Right to Transfer Interest.

Rights to benefits payable under the Plan are generally not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Administrative Committee may, in its discretion, recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if such procedure is compliant with applicable law and does not result in any compliance issue related to this Plan.

7.3.     No Employment Rights.

No provisions of the Plan and no action taken by the Company or the Administrative Committee will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant for any reason or no reason and at any time.

7.4.     Withholding and Tax Liabilities.

The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Administrative Committee. In addition, the Participant will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

Section 8.     Administration, Interpretation, and Modification of Plan

8.1.     Plan Administrator.

The Administrative Committee will administer the Plan.

8.2.     Powers of the Administrator.

The Administrative Committee powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrative Committee has full discretionary authority to exercise each of the foregoing powers.

8.3.     Finality of Committee Determinations.

Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan will be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives, and will be given the most deference permitted by law including case law.

8.4.     Incapacity.

If the Administrative Committee determines that any Participant entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such Participant to his or her spouse, parent, brother, sister, or other party deemed by the Administrative Committee to have incurred expenses for such Participant. If a Participant dies after having a Qualifying Termination, any payment of the Participant's Severance Benefit remaining due to the Participant will be paid to the Participant's estate at the time such payment would otherwise be paid to the Participant but no later than 90 days after the Participant's death.

8.5.     Amendment, Suspension, and Termination.

The CEO (or such committee or person as the CEO designates) has the right by written resolution to amend, suspend, or terminate the Plan at any time. However, no amendment, suspension, or termination that reduces the benefits to which a Participant is entitled under the Plan will apply to an employee who already is a Participant in the Plan without his or her express written consent if such amendment, suspension, or termination occurs less than one year before, or within the two-year period following, a Change in Control. Notwithstanding the foregoing, the CEO (or such committee or person as the CEO designates) may amend the Plan at any time to comply with Section 409A.

8.6.     Power to Delegate Authority.

The CEO and the Administrative Committee may, in their sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

8.7.     Headings.

The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

8.8.     Severability.

If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of this Plan is void, illegal, or unenforceable, the other terms, provisions, and portions of this Plan will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by this Plan.

8.9.     Governing Law.

The Plan will be construed, administered, and regulated in accordance with the laws of Michigan (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.

8.10.     Complete Statement of Plan.

This Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.5 or 8.6. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.10, for purposes of determining benefits with respect to a Participant, this Plan will be deemed to include (a) the provisions of any Participation Agreement executed in accordance with Section 3.2, and (b) the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into this Plan.

Section 9.     Claims and Appeals

9.1.     Application of Claims and Appeals Procedures.

(a)

The provisions of this Section 9 will apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred.

(b)

No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Section 9.

9.2.     Initial Claims.

(a)

Any claim for benefits will be in writing (which may be electronic if permitted by the Administrative Committee) and will be delivered to a claims administrator designated in writing by the Administrative Committee

(b)

Each claim for benefits will be decided by the claims administrator or the Administrative Committee (as determined by the Administrative Committee) within a reasonable period of time, but not later than 90 days after such claim is received by the claims administrator (without regard to whether the claim submission includes sufficient information to make a determination), unless the claims administrator or the Administrative Committee determines that special circumstances require an extension of time for processing the claim. If the claims administrator or the Administrative Committee determines that an extension of time for processing is required, the claims administrator or the Administrative Committee will notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c)

If any claim is denied in whole or in part, the claims administrator or the Administrative Committee will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)	The specific reason or reasons for denial of the claim;

(2)	References to the specific Plan provisions upon which such denial is based;

(3)	A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)	An explanation of the appeal procedures Plan’s and the applicable time limits; and

(5)	A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if his or her claim is denied upon review.

9.3.     Appeals.

(a)

If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Administrative Committee. Such appeal will be in writing (which may be electronic, if permitted by the Administrative Committee), may include any written comments, documents, records, or other information relating to the claim for benefits, and will be delivered to the Administrative Committee within 60 days after the claimant receives written notice that his or her claim has been denied.

(b)

The Administrative Committee will decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Administrative Committee, unless the Administrative Committee determines that special circumstances require an extension of time for processing the appeal.

(1)

If the Administrative Committee determines that an extension of time for processing is required, the Administrative Committee will notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the claims administrator expects to render a decision.

(2)

If an extension of time pursuant to paragraph (1), above, is due to a claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal will be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)

In connection with any appeal, a claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information will be considered relevant to a claim for benefits if such document, record, or other information:

(1)	Was relied upon in making the benefit determination;

(2)

Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(3)

Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

(d)

The Administrative Committee review on appeal will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.

(e)

If any appeal is denied in whole or in part, the Administrative Committee will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)	The specific reason or reasons for the decision;

(2)	References to the specific Plan provisions upon which the decision is based;

(3)

An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits (as determined pursuant to subsection (c), above); and

(4)	A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

9.4.     Other Rules and Rights Regarding Claims and Appeals.

(a)

A claimant may authorize a representative to pursue any claim or appeal on his or her behalf. The Administrative Committee may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his or her behalf.

(b)

Notwithstanding the deadlines prescribed by this 9.4, the Administrative Committee and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Administrative Committee will not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 9.3(a) would be unreasonable under the applicable circumstances.

9.5.     Interpretation.

The provisions of this Section 9 are intended to comply with section 503 of ERISA and will be administered and interpreted in a manner consistent with such intent.

EXHIBIT A

DRAFT RELEASE

In consideration of the benefits I am entitled to receive under the Spartan Motors, Inc. Management Severance Plan (the “Plan”), I, [employee name], on behalf of myself, and on behalf of my heirs, successors and assigns, hereby agree to release Spartan Motors Spartan Motors, Inc. (the “Company”), all of its past, present and future subsidiaries, affiliates, directors, officers, employees; and all of its and their respective heirs, successors, and assigns (the “Released Parties”) from any and all claims, demands, actions, and liabilities that I might otherwise have asserted arising out of my employment with the Company, including the termination of that employment.

I also promise not to sue the Company or any of the Released Parties based, in whole or in part, on any claims relating to my employment with the Company or the termination of that employment. However, I am not releasing my rights, if any, under the Plan or any qualified employee retirement plan, nor am I releasing any rights or claims that may arise after the date on which I sign this Release. Those rights, and only those rights, survive unaffected by this Release.

I understand that as a consequence of my signing this Release I am giving up, with respect to my employment and the termination of that employment, any and all rights I might otherwise have under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) and all other federal, state or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap or other invidious factor; and (3) any and all theories of contract or tort law, whether based on common law or otherwise.

I acknowledge and agree that:

1.     .The benefits I am receiving under the Plan constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

2.	.The Company advised me in writing to consult with an attorney prior to executing a copy of the Plan document and the Release.

3.	.I was given a period of at least 21 days within which to consider the Plan and the Release.

4.	.The Company has advised me of my statutory right to revoke my acceptance of the terms of the Plan and this Release at any time within seven (7) days of my signing of this Release.

5.	.I remain subject to and will continue to comply with the restrictive covenants set forth in Section 5 of the Plan.

6.

.Should I violate Section 5 or bring suit against the Company for any reason, I agree to tender back the value of the funds and benefits received under this plan. I also agree that I will tender back those funds before I file any lawsuit or claim against the Company.

7.

.I warrant and represent that my decision to accept the Plan (including this Release) was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Plan or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of the Plan or Release.

In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration received from the Company under the Plan. I acknowledge that, if I revoke this Release during the revocation period, I will not be entitled to the benefits under the Plan.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release.

IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement at ___, this ____ day of ____________, 20__.

_______________________________

[name of employee]

Witnessed by _______________ on this _____ day of ____________, 20_.

_______________________________

WITNESS

EXHIBIT B

LIST OF PARTICIPANTS

The following Eligible Managers have been name as Participants in this Plan and have executed a Participation Agreement:

Name	Participation Date

EXHIBIT C

FORM OF PARTICIPATION AGREEMENT

The undersigned employee of Spartan Motors, Inc. has been designated as a Participant in the Spartan Motors, Inc. Management Severance Plan (the “Plan”), as a member of Group ___, as of ___________________, 201__. Execution of this Participation Agreement (by the Participant and a representative of the Plan) is necessary to effectuate the Participant’s participation in the Plan, and any conflict between this Participation Agreement and the Plan shall be governed by the Plan. This Participation Agreement shall also serve as the Participant’s summary plan description of the Plan. The Participant may request a copy of the Plan document.

The following summarizes the severance benefits, and the conditions under which they will be paid to the Participant:

[INSERT A SUMMARY OF THE BENEFITS HERE FOR EACH ONE]

In the event that the Participant desires to file a claim for benefits (or appeal such a claim), the claims procedures described on the following page must be followed.

Acknowledged and Agreed to by:

_________________________________               Date: ___________

Print Participant Name:

On behalf of the Plan:

     By: ______________________________               Date: ___________

Print Name: